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                                                                     EXHIBIT 5.1

                                                                    5 July 2000


To:  WHEREVER.net Holding Corporation
     KPMG
     Genesis Building
     Fifth Floor
     PO Box 448, G.T.
     Grand Cayman
     Cayman Islands

Dear Sirs,

WHEREVER.net Holding Corporation
--------------------------------

We have acted as Cayman Islands legal advisers to WHEREVER.net Holding Corporation (the "Company") in connection with the Company's registration statement on Form S-8, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to the issue of up to 4,000,000 Company's Common Shares, of par value US$0.01 each pursuant to the Company's 2000 share option plan (the "Plan")(the "Shares").

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 25 October 1999, the certificate of incorporation on change of name dated 24 November 1999 and the memorandum and articles of association of the Company as adopted on 29 February 2000;

(b) the register of directors and officers and the register of members of the Company as provided to us by Messrs. KPMG;

(c) the unanimous written resolution of the directors of the Company dated 28 January 2000 and 29 June 2000;

(d) a certificate from a director of the Company dated 30 June 2000, a copy of which is attached hereto (the "Director's Certificate"); and

(e)  the Form F-1 (File No.333-11676); and

(f)  the Plan.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date
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hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2. The Plan has been duly authorised. When duly authorised, allotted, issued and paid for as contemplated by the Registration Statement, the Plan and registered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

This opinion is subject to the following qualification and limitation that under the Companies Law (2000 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2000 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the Agreements or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ MAPLES and CALDER Asia